Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Amendment No. 1 to Form S-4 of our report dated March 4, 2021 with respect to the consolidated financial statements of Farmers National Banc Corp as of and for the two years in the period ended December 31, 2020 and effectiveness of internal controls over financial reporting as of December 31, 2020, included in the Farmers National Banc Corp’s Annual Report on Form 10-K for the year ended December 31, 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ CliftonLarsonAllen LLP

Toledo, Ohio

September 20, 2021